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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Post-Effective Amendment Nos. 1/11 to Registration Statement Nos. 333-133675/811-7534 of Paragon Separate Account B on Form N-6 of our reports dated March 31, 2006 relating to Paragon Separate Account B appearing in the Statement of Additional Information in Registration Statement No. 333-133675 and Post-Effective Amendment No. 10 to Registration Statement No. 811-7534 and to the use of our reports dated April 17, 2006 (October 18, 2006 as to Note 19) and April 25, 2006 (July 20, 2006 as
to Note 17) on the financial statements of Metropolitan Life Insurance Company and General American Life Insurance Company, respectively, (which reports express unqualified opinions and each includes an explanatory paragraph referring to the change in the method of accounting for certain non-traditional long duration contracts and separate accounts, and for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on January 1, 2004 and October 1, 2003, respectively), both appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
October 31, 2006